EXHIBIT 16.1

August 5, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of  EnviraTrends, Inc.  (the “Company”) pertaining to our firm included under Item 4.01(a) of Form 8-K dated July 30, 2013 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,
/s/ Gruber & Company, LLC
Gruber & Company, LLC